Exhibit 19(c)

1WS CAPITAL ADVISORS, LLC

PROXY VOTING POLICIES AND PROCEDURES

The Adviser invests the assets of its clients in securities issued by public and private issuers. The Adviser has authority to vote proxies relating to such securities on behalf of clients and to participate in class action lawsuits on behalf of the funds.

In establishing its Proxy Voting Policies and Procedures, the Adviser considered numerous risks associated with the proxy voting process. This analysis includes risks such as:

•	The Adviser lacks written proxy voting policies and procedures;

•	Proxies are not identified and processed in a timely manner;

•	Proxies are not voted in the client’s best interests;

•	Conflicts of interest between the Adviser and a client are not identified or resolved appropriately;

•	Proxy voting records are not properly maintained;

•	The Adviser lacks policies and procedures regarding a client’s participation in class actions; and

•	The Adviser fails to maintain documentation associated with a client’s participation in class actions.

The Adviser has established the following guidelines as an attempt to mitigate these risks.

I. Voting Guidelines

The Adviser will vote proxies on a case-by-case basis, but will generally vote for any proposals that the Firm believes will reasonably provide value to clients in light of the costs associated with voting the proxy and be in the overall best interests of clients.

II. Conflicts of Interest

At times, conflicts may arise between the interests of clients and the interests of the Adviser. If the Adviser determines that it has, or may be perceived to have, a conflict of interest when voting a proxy, the Adviser will address matters involving such conflicts of interest as follows:

A.            The Adviser’s director of operations (the ‘‘Director of Operations’’) will be responsible for alerting the Adviser’s chief compliance officer (the ‘‘Chief Compliance Officer’’) of any proxy voting and the Chief Compliance Officer will determine whether a conflict of interest exists, and whether it is deemed ‘‘material’’;

B.             With respect to material conflicts, if the Adviser believes it should vote in a way that may also benefit, or be perceived to benefit, its own interest, then the Adviser must take one of the following actions in voting such proxy:

•	delegate the voting decision for such proxy proposal to an independent third party;

Exhibit 19(c)

•	delegate the voting decision to an independent committee of partners, members, directors or other representatives of clients or accounts, as applicable;

•	inform client investors of the conflict of interest and obtain consent to vote the proxy as recommended by the Adviser; or

•	obtain approval of the decision from the Chief Compliance Officer and outside counsel or other appropriate advisers.

C.            The Firm will memorialize the rationale of such vote in writing.

III. Procedures for Proxies

The Portfolio Manager or a delegate of the Portfolio Manager (is responsible for making a decision on how to vote the proxy in question. The Director of Operations is responsible for the actual voting and delivers the proxy in accordance with instructions related to such proxy in a timely and appropriate manner. The Chief Compliance Officer is responsible for monitoring the effectiveness of this Policy.

In the event the Adviser determines that clients should rely on the advice of an independent third party or a committee regarding the voting of a proxy, the Adviser will submit the proxy to such third party or committee for a decision. The Director of Operations will execute the proxy in accordance with such third party’s or committee’s decision.

IV. Record of Proxy Voting

The Chief Compliance Officer will maintain on behalf of the Adviser, or have available, written or electronic copies of each proxy statement received and of each executed proxy.

The Director of Operations or the Chief Compliance Officer will also maintain records on behalf of the Adviser relating to each proxy, including (i) the voting decision with regard to each proxy; and (ii) any documents created by the Portfolio Manager, proxy service, or independent third party or committee, that were material to making the voting decision.